EXHIBIT 11

                       BARRETT BUSINESS SERVICES, INC.
                        STATEMENT OF CALCULATION OF BASIC
                      AND DILUTED COMMON SHARES OUTSTANDING

                                                                    Three Months
                                                                       Ended
                                                                   June 30, 2001
                                                                   ------------

Weighted average number of basic shares outstanding                  6,251,552

Stock option plan shares to be issued at prices
 ranging from $1.45 to $17.94 per share                                      -
Less:   Assumed purchase at average market price
        during the period using proceeds received
        upon exercise of options and purchase of stock,
        and using tax benefits of compensation due to
        premature dispositions                                               -
                                                                   ------------

Weighted average number of diluted shares outstanding                6,251,552
                                                                   ------------


As a result of the net loss reported for the three months ended June 30, 2001, 22,999 of potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.